Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

NANO NUCLEAR ENERGY INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock issued in May 2025 private placement	457	(c)	3,888,889	$29.96	$116,511,114	0.0001531	$17,838

	Total Offering Amounts						$116,511,114		$17,838

	Total Fees Previously Paid								—

	Total Fee Offsets								—

	Net Fee Due								$17,838

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of the Registrant’s common stock, par value $0.0001 per share, in connection with any stock dividend, stock split, stock distribution, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $31.56 and low $28.35 sale prices of our Common Stock on June 6, 2025, as reported on the Nasdaq.